Exhibit (a)(1)(iv)
OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Main Street Restaurant Group, Inc.

at

$6.40 Net Per Share

by

Main Street Acquisition Corporation

a Delaware corporation indirectly wholly owned by

Bradford L. Honigfeld

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON WEDNESDAY, JUNE 28, 2006, UNLESS EXTENDED.

June 1, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by Main Street Acquisition Corporation, a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Briad Main Street, Inc., a Nevada corporation (“BMS”), which is wholly owned by Bradford L. Honigfeld, to act as Information Agent in connection with Offeror’s offer to purchase all of the shares of common stock, $0.001 par value per share (the “Shares”), of Main Street Restaurant Group, Inc., a Delaware corporation (the “Company”), that are issued and outstanding, for $6.40 per Share, net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 1, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 19, 2006, among Offeror, BMS and the Company (the “Merger Agreement”). Holders of Shares whose certificates for such Shares are not immediately available or who cannot deliver their certificates and all other required documents to Computershare Trust Company, Inc. (the “Depositary”) or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.
      The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a minimum number of Shares which, when added to the Shares beneficially owned by Offeror, BMS, Mr. Honigfeld and their respective affiliates, represents at least 90% of the Shares then outstanding on the date of purchase. The Offer is also subject to certain other conditions contained in the Offer to Purchase. See Sections 1 and 15 of the Offer to Purchase.

      Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee:

1. Offer to Purchase, dated June 1, 2006.

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender shares.

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date.

4. A letter to stockholders of the Company from William G. Shrader, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company.

5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. Return envelope addressed to the Depositary.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 28, 2006, UNLESS THE OFFER IS EXTENDED.
      The board of directors of the Company, based on the advice of its independent financial advisor, has (a) approved the Offer and the Merger (as defined in the Offer to Purchase), (b) determined that the Offer and the Merger are advisable and in the best interests of the Company and its stockholders and (c) resolved to recommend acceptance of the Offer to the stockholders, and that the stockholders tender their Shares pursuant to the Offer to Purchase and, if applicable, vote to adopt the Merger Agreement.
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of the Offer to Purchase promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15 of the Offer to Purchase. Subject to compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16 of the Offer to Purchase.
      In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other required documents.
      If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.
      None of Offeror or BMS will pay any fees or commissions to any broker, dealer or other person (other than the Depositary, the Information Agent and Jefferies & Company, Inc. (as described in the Offer to Purchase)) in connection with the solicitation or tenders of Shares pursuant to the Offer. Offeror will, however, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc. at 105 Madison Avenue, New York, New York 10016, or by calling toll-free at (800) 322-2885 or by calling collect at (212) 929-5500. Additional copies of the enclosed material may be obtained from MacKenzie Partners, Inc. by calling the foregoing telephone numbers.

Very truly yours,

MacKenzie Partners, Inc.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE OFFEROR, BMS, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENTS OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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